Exhibit 11- Statement Re Computation of Earnings Per Share

	Three Months Ended
	September 30,
	2007	2006
Basic:
Average shares outstanding	13,529,069	13,671,897
Net income	$ 7,317,478	$ 8,029,834
Per share amount	$0.54	$0.59
Diluted:
Average shares outstanding	13,529,069	13,671,897
Net effect of dilutive stock options - based on the treasury stock method using average market price	90,917	123,659
Diluted shares	13,619,986	13,795,556
Net income	$ 7,317,478	$ 8,029,834
Per share amount	$0.54	$0.58

Note: Antidilutive stock options totaling 304,400 shares were not included in the calculation of diluted earnings per share for the three months ended September 30, 2007. Antidilutive stock options totaling 234,450 shares were not included in the calculation of diluted earnings per share for the three months ended September 30, 2006.

	Nine Months Ended
	September 30,
	2007	2006
Basic:
Average shares outstanding	13,583,524	13,699,498
Net income	$22,859,517	$22,750,076
Per share amount	$1.68	$1.66
Diluted:
Average shares outstanding	13,583,524	13,699,498
Net effect of dilutive stock options - based on the treasury stock method using average market price	102,043	124,861
Diluted shares	13,685,567	13,824,359
Net income	$22,859,517	$22,750,076
Per share amount	$1.67	$1.65

Note: Antidilutive stock options totaling 299,400 shares were not included in the calculation of diluted earnings per share for the nine months ended September 30, 2007. Antidilutive stock options totaling 234,450 shares were not included in the calculation of diluted earnings per share for the nine months ended September 30, 2006.